For further information contact:
EMISPHERE TECHNOLOGIES, INC.
Bob Madison
Corporate Communications
914-593-8360

EMISPHERE TECHNOLOGIES, INC.
APPOINTS PAUL LUBETKIN AS VICE PRESIDENT AND GENERAL COUNSEL

TARRYTOWN, NY, August 22, 2007 – Emisphere Technologies, Inc. (Nasdaq: EMIS) today announced that Paul Lubetkin has been appointed to the position of Vice President and General Counsel, effective September 4, 2007. Mr. Lubetkin will be responsible for the overall planning, management and execution of the legal function, including global intellectual property, transactional legal advice, securities and funding, and commercial transactions. Mr. Lubetkin will report directly to Michael V. Novinski, President and Chief Executive Officer. Emisphere Technologies, Inc. is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules and pharmaceutical compounds using its eligen® technology.

“Paul Lubetkin’s understanding of business and legal issues, coupled with his deep knowledge of pharmaceutical law, make him an ideal fit for Emisphere,” said Michael V. Novinski, President and Chief Executive Officer of Emisphere Technologies, Inc. “Mr. Lubetkin also brings a real expertise in Regulatory, SEC and Corporate Governance aligned with strong management capabilities. We are very excited to have him bring this wealth of experience to Emisphere.”

Mr. Lubetkin is the previous Vice President and General Counsel of Aptuit, Inc., a private global contract research organization providing services to the pharmaceutical and biotechnology industries.  He was previously Senior Vice President, General Counsel and Secretary of Odyssey Pharmaceuticals, Inc., a specialty pharmaceuticals company, where he managed litigation, negotiated and supervised material transactions, and provided a wide range of corporate and compliance advice. He is the former Senior Vice President and General Counsel of CollaGenex Pharmaceuticals, Inc., a publicly traded specialty pharmaceuticals company focused on the dermatology market, and Senior Vice President, General Counsel, and Secretary of PersonalPath Systems, Inc., a private care management and internet health business that was purchased in 2003.

His prior experience also includes a decade as Vice President, General Counsel, and Secretary of Regeneron Pharmaceuticals, Inc., a publicly traded biotechnology company and a decade of working as a trial lawyer in private practice and in the Division of Enforcement of the U.S. Securities and Exchange Commission (SEC).  During Mr. Lubetkin’s in-house career in the healthcare industry, he has provided counsel about corporate, corporate governance, compliance, intellectual property, litigation, transactions, and many other areas.

“This is a very exciting time to join the Emisphere team. There is a robust pipeline and the Company stands poised to improve the lives of countless patients,” said Mr. Lubetkin. “I am eager to start building the foundation of their legal function and help move the company forward.”

Mr. Lubetkin received his J.D. (with distinction) at the University of Iowa College of Law, Iowa City, Iowa, and his B.S. from Northwestern University, Evanston, Illinois. He is a member of the American Bar Association, the Association of Corporate Counsel, and various state bar associations. He is also a trustee of the Gateway School of New York, an accredited independent school for learning disabled children between the ages of six and 12.

Emisphere’s broad-based drug delivery technology platform, known as the eligen® technology, is based on the use of proprietary, synthetic chemical compounds, known as Emisphere® delivery agents, or “carriers.” Emisphere’s eligen® technology makes it possible to deliver a therapeutic molecule without altering its chemical form or biological integrity.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules and pharmaceutical compounds using its eligen® technology. These molecules and compounds could be currently available or are in pre-clinical or clinical development. Such molecules or compounds usually cannot be delivered by the oral route of administration or the benefits of these compounds are limited due to poor bioavailability, slow on-set of action or variable absorption. The eligen® technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, per rectum, pulmonary, intra-vaginal or transdermal. The Web site is: www.emisphere.com.

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Safe Harbor Statement Regarding Forward-Looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding future performance or financial results, the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that actual performance or results could materially differ, that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, or Emisphere’s ability to fund such efforts with or without partners. Emisphere undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly any forward-looking statements should be read in conjunction with the additional risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 000-17758) filed on March 6, 2007, and our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2007, filed on May 7, 2007 (file no. 000-17758) and for the quarter ended June 30, 2007 filed on August 7, 2007 (file no. 000-17758).

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